EXHIBIT 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-     ), pertaining to the OmegaTech 1996 Stock Option Plan and the Non Statutory Stock Option Agreement exercisable only on Special Events for Common Stock dated June 14, 1997 between OmegaTech, Inc. and Mark Braman, of our report dated December 17, 2001, with respect to the financial statements of Martek Biosciences Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 22, 2002